EXHIBIT 99.1

VASCO Reaches Agreement With Ubizen N.V. to Redeem Ubizen's USD 15 Million Investment in VASCO for USD 4 Million in Cash and 2 Million Shares of VASCO Common Stock

 Agreement with Ubizen is Another Important Milestone in VASCO's Recent Success

OAKBROOK TERRACE, Illinois and BRUSSELS, Belgium - July 17, 2003 - VASCO (Nasdaq
SC: VDSI; www.vasco.com), a global provider of enterprise-wide security products that support e-business and e-commerce, today announced that it and Ubizen N.V. had signed a definitive agreement whereby VASCO would purchase and redeem all of the VASCO Series C Convertible Preferred Stock and Common Stock Purchase Warrants owned by Ubizen. Under the terms of the Agreement, VASCO will pay Ubizen USD four (4) million in cash and issue two (2) million shares of VASCO Common Stock.

Under the terms of the Purchase Agreement, VASCO will pay Ubizen USD three (3) million and issue two (2) million shares of VASCO Common Stock on or before July 25, 2003. VASCO will pay Ubizen an additional USD one (1) million on or before November 14, 2003. The Common Stock issued by VASCO will be subject to a lock-up period wherein the lock-up will expire in increments of 500,000 shares each on October 15, 2003, January 15, 2004, April 15, 2004, and July 15, 2004. Once the lock-up expires, the shares will be subject to volume trading restrictions through January 1, 2005.

The Series C Convertible Preferred Stock along with warrants to purchase 1,269,474 shares of VASCO common stock were originally sold to Ubizen for USD 15 million in July 2000. The Preferred Stock was subject to a mandatory redemption feature that would have been effective in July 2004. At the mandatory conversion date, VASCO was obligated to either redeem the Preferred Stock for USD 15 million in cash or issue an equivalent value in VASCO Common Stock at a per share price that was calculated to be equal to the average trading price of VASCO's Common Stock for the 30 trading dates prior to the redemption date less five (5) percent.

"After obtaining a positive cash flow, profitability and the sale of VACMAN Enterprise, this agreement is another important objective that VASCO's management team has attained in order to move the company forward." stated T. Kendall Hunt, Chairman and CEO. "It has become apparent that the market, our customers, and financing sources were all concerned about the dilution that may have resulted if the Preferred Stock reached the mandatory conversion date. With this Agreement in place, VASCO can now work more effectively with all parties. We are very glad that, after having proven to the market to be a profitable company by announcing two strong quarters, we were able to reach this agreement on positive terms. While we still have some work to do to finalize other financing arrangements, those arrangements will be easier to address with the issue of the mandatory conversion behind us. "

ABOUT VASCO: VASCO designs, develops, markets and supports patented "Identity Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. VASCO's target markets are the applications and their several hundred million users that utilize fixed passwords as security. VASCO's time-based system generates a "one-time" password that changes with every use, and is virtually impossible to hack, or break. With 10 million Digipass products sold and ordered, VASCO has established itself as a world-leader for strong Identity Authentication with 200 international financial institutions, approximately 1000 blue-chip corporations, and governments representing more than 50 countries.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

More information is available at www.vasco.com.

For more information contact:

Media: Jochem Binst: +32 2 456 9810, JBINST@VASCO.COM
                                     ----------------

Investor Relations: Tony Schor, President, Investor Awareness, Inc.:
847-945-2222, TONYSCHOR@INVESTORAWARENESS.COM
              -------------------------------



About Ubizen

Ubizen(R) is the principal provider of Managed Security Solutions for global businesses.
Companies rely on Ubizen OnlineGuardian(R) services to manage, monitor and support security devices 24x7x365. Ubizen's Professional Services complement Ubizen OnlineGuardian managed services, by helping enterprises plan and implement security policies and infrastructures. Ubizen is also pioneering solutions for Application Security.
For more information visit www.ubizen.com

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For further information, please contact:

At Ubizen:
----------
Stijn Bijnens - CEO
Jean-Marc Roelandt - CFO
phone    + 32 16 287 000
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